

MANAGEMENT REPORT ON THE RESULTS

OF THE FIRST QUARTER OF 2018

INDEX

General Information....Page 03
Shareholder Letter....Page 04
Financial Highlights....Page 05
Adjusted EBITDA....Page 06
Results of 1Q18....Page 07
Industry Scenario and Dynamics....Page 08
Consolidated Results of 1Q18....Page 13
Performance by Region....Page 18
Brazil....Page 19
OneFoods....Page 22
International....Page 24
Asia....Page 25
Europe / Eurasia....Page 26
Americas....Page 27
Africa....Page 28
Southern Cone....Page 29
Other Segments....Page 30
Corporate....Page 30
Investiments (CAPEX)....Page 31
Financial Cycle....Page 32
Managerial Free Cash Flow....Page 33
Indebtedness....Page 36
Slaughtering and Production....Page 38
Relationship with Independent Auditors....Page 38
Disclaimer....Page 38
P&L....Page 39
Balance Sheet....Page 40

GENERAL INFORMATION

MARKET CAPITALIZATION
R$19.5 billions
US$5.5 billions

STOCK PRICES
BRFS3 R$24.00
BRFS US$6.85
Date: 05.10.2018

SHARES OUTSTANDING
812.473.246 ordinary shares
1.333.701 treasury shares
Date: 03.31.2018

WEBCAST
Date: 05.11.2018
10:00am - Brasilia Time
Portuguese (with simultaneous translation into English)

TELEPHONE
Dial-in with connections in Brazil:
+55 11 3193-1001 or +55 11 2820-4001
Dial-in with connections in the Unites States: +1 646828-8246
www.brf-br.com/ri

IR CONTACTS
Lorival Luz
Global Chief Executive Officer
Chief Financial and
Investor Relations Officer

+55 11 23225377
acoes@brf-br.com

SHAREHOLDER LETTER

Dear shareholders,

The disclosure of the results of the first quarter of 2018 signals a new period ahead for BRF. Notwithstanding a turbulent beginning of the year, the Company underwent management changes that will reflect positively on the business and, consequently, on the entire production chain, employees and the wide range of partners that helped us build our history. This balance already points towards some material operating advances, such as the recovery of our profitability and sales.

Sales volumes increased by almost 6% in the period, especially led by the in natura products segment. This growth resulted in a 5% increase in net operating revenue. The performance of the domestic market stood out and more than offset the decrease in international sales, which were negatively affected by the restrictions imposed by Russia and Europe. Accordingly, we and Brazilian authorities have been dedicating all our attention to this matter.

In Brazil, sales volume increased by approximately 10% in the quarter, and the in natura category increased by more than 20%. The improvement in commercial execution, the increased number of points of sale and market share gain were key for this increase. Accordingly, we highlight investments in marketing campaigns of the Qualy brand – "A more Qualy life" (A Vida Mais Qualy), portraying the modern Brazilian family, and the Perdigão brand – "It's hot" (É Brasa), focused on the World Cup in Russia.

OneFoods also accounted for significant gains, having increased its prices and profitability. Inventory levels returned to normal, which allowed the recovery of prices in U.S. dollars in the local market. In the International segment, we highlight China, with increased volumes, in addition to Africa and Europe, with higher average prices, notwithstanding lower sales volumes.

Although BRF has not yet been officially notified of the decision of the European Commission about the exclusion of 12 of its plants from the list of establishments authorized to export chicken to the European bloc, the Company has been discussing the matter with the relevant appeal bodies to address the situation, especially with the participation of representatives of the Brazilian Ministry of Agriculture, Livestock and Food Supply (Ministério da Agricultura, Pecuária e Abastecimento) and Brazilian diplomats.

While seeking a solution, BRF already prepares to make some adjustments, commencing initiatives to balance the supply of products, including collective vacations in five of its plants. This preparation will speed up the planning of our production area for any changes in commercial dynamics. In 2017, approximately 5% to 6% of BRF's global sales were made to the European bloc, and Brazil accounted for approximately 65% of this sales volume.

Capital structure and financial deleverage are central themes in this recovery context. The extension of the Company's debt profile, strict allocation of capital and incessant pursuit for operating efficiency—by exploring business opportunities and reducing costs—are the main drivers and beacons for this journey.

Some efforts in this sense are already visible: in the first quarter of 2018, SG&A expenses reached one of the lowest level since 2014, which contributed to increase EBITDA in terms of absolute numbers and margins.

It is important to remember that BRF continues to be committed to its values, including the incessant pursuit for quality in its products and constant improvement in all its processes. Issues such as compliance, in addition to health, food safety and security and environment (HSSE) also deserve special attention. These policies are part of our identity and are non-negotiable.

The next quarters will be extremely challenging. Important themes, such as those mentioned above, will influence the results for the year. However, all executives, under the leadership of the new Board of Directors, are dedicated and motivated to resume our growth track. The new Chairman of the Board of Directors, Pedro Parente, and the other board members have already shown their full commitment to the structuring of a new moment for the Company.



Lorival Nogueira Luz Jr.
Global Chief Executive Officer, Chief Financial and Investor Relations Officer

FINANCIAL HIGHLIGHTS

- A 9.9% increase in sales of in natura products and a 1.0% increase in sales of processed products in the y/y comparison. Considering the global aggregate volume, sales volume increased by 5.7% compared to 1Q17.
- Net Operating Revenues reached R$8,203 million, representing a 5.0% increase compared to 1Q17. The 0.7% decrease in average prices reflects a larger share of natura products in the mix marketed in 1Q18.
- Gross profit totaled R$1.5 billion in 1Q18 (+11.7% y/y), with a Gross Margin of 18.7%, representing a 1.1 p.p. increase compared to 1Q17.
- Focus on the control of expenses. SG&A for the last 12 months accounted for 15.9% of NOR, one of the lowest levels since 2014.
- Adjusted EBITDA totaled R$802 million and adjusted EBITDA margin was 9.8%, representing an increase of 40.7% and 2.5 p.p. compared to 1Q17, respectively.
- Net Loss of R$114 million and net margin of -1.4% in 1Q18, representing a decrease of 60.2% and 2.3 p.p., respectively, compared to 1Q17.
- Capex totaled R$467 million in 1Q18.
- In 1Q18, our average financial cycle totaled 35.3 days, representing 3.9 and 2.8 fewer days compared to 4Q17 and 1Q17, respectively.
- Free Cash Flow (FCF) totaled an expense of R$238 million in 1Q18, representing an improvement of R$1.4 billion compared to the reported cash used in 1Q17.
- Cash position of R$7,274 million and leverage of 4.4x in 1Q18.

Adjusted EBITDA

Pursuant to CVM Instruction 527/2012, Companies may adjust their EBITDA for items derived from their audited Financial Statements that help to understand the potential for generation of gross operating revenue. Accordingly, as of 4Q17, BRF introduced (added) Adjusted EBITDA information in its disclosure material, as part of the business performance evaluation process established by the Management team. The Company intends to provide further details about the items that affect its activities and how it assesses its business lines. Comparative information related to the adjustment items was derived from the audited/restated financial statements published for the relevant periods. The introduction of this concept does not change the accounting information that has already been published pursuant to applicable law, it rather complements it.

The Company sets forth below the reconciliation of EBITDA to Adjusted EBITDA and the nature of the reconciliation items.

EBITDA - R$ Million	1Q18	1Q17	Var y/y	4Q17	Var q/q
EBITDA	**783**	**506**	**54.8%**	**499**	**56.7%**
EBITDA Margin (%)	*9.5%*	*6.5%*	*3.1p.p.*	*5.6%*	*3.9p.p.*
Non controlling shareholders	(11)	4	n.m.	(22)	(53.1%)
Impacts of Carne Fraca/Trapaça Operations	13	40	(67.8%)	206	(93.8%)
Costs on business diposed	28	35	(21.2%)	-	n.m.
Non-cash items	(13)	-	n.m.	(7)	77.9%
Tax recoveries	(21)	(40)	(47.6%)	(37)	(43.5%)
Debt designed as Hedge Accounting	23	24	(5.4%)	6	252.7%
Adjusted EBITDA	**802**	**570**	**40.7%**	**645**	**24.3%**
Adjusted EBITDA Margin (%)	*9.8%*	*7.3%*	*2.5 p.p.*	*7.2%*	*2.5 p.p.*

The Company took into account the effect of the following items in the calculation of Adjusted EBITDA:

Non-controlling shareholders. The amount corresponding to minority shareholders was excluded from the net income of the entities in which they hold equity interest.

Impacts of Carne Fraca/Trapaça Operations. (i) Amounts directly attributable to these operations, including expenses with media, attorney's fees, freight and storage expenses and losses related to product returns; and (ii) realizable value of inventories: certain finished products that could not be exported as planned were used as raw material in production. Accordingly, the cost of these products has been adjusted to their realizable value.

Costs on business disposed. The Company adjusted prices in the sale of the dairy segment, upon the partial disbursement of amounts from the escrow account. Costs on business disposed also include the cost related to the termination of the agreements related to the assets of the Performance Commitment Instrument (Termo de Compromisso de Desempenho – TCD).

Non-cash items. Non-cash items include fair value adjustments to meet accounting rules in effect. However, these adjustments do not contribute to the Company's generation of cash. In 1Q18, non-cash items include an adjustment to reflect the fair value of forests (biological asset) in the amount of R$13 million.

Tax recoveries. Tax recoveries include gains from favorable decisions in lawsuits seeking credits as recoveries due to changes in tax positioning. In 1Q18, we highlight the recognition of sales tax (ICMS).

Debt designated as Hedge Accounting. Debt designated as Hedge Accounting refers to the effects regarding the hedge accounting of export debts (designated when contracted). The Company recorded impacts in 1Q18 and will observe the impacts that will be reported in Gross Revenue, as the case may be, in future years, according to the maturity of the designated debts.

1ST QUARTER RESULTS (1Q18)

Key Financial Indicators

Results - R$ Million	1Q18	1Q17	Var y/y	4Q17	Var q/q
Volume (Thousand Tons)	1,225	1,158	5.7%	1,306	(6.2%)
Net Revenues	**8,203**	**7,809**	**5.0%**	**8,901**	**(7.8%)**
Gross Profit²	**1,537**	**1,376**	**11,7%**	**1,820**	**(15.6%)**
Gross Margin (%)	*18.7%*	*17.6%*	*1.1 p.p.*	*20.4%*	*(1.7) p.p.*
EBIT	**296**	**68**	**333.4%**	**0**	**n.m.**
EBIT Margin (%)	*3.6%*	*0.9%*	*2.7p.p.*	*0.0%*	3.6 p.p.
EBITDA	**783**	**506**	**54.8%**	**499**	**56.7%**
EBITDA Margin (%)	*9.5%*	*6.5%*	*3.1 p.p.*	*5.6%*	*3.9 p.p.*
Adjusted EBITDA	**802**	**570**	**40.7%**	**645**	**24.3%**
Adjusted EBITDA Margin (%)	*9.8%*	*7.3%*	*2.5 p.p.*	*7.2%*	*2.5 p.p.*
Net Income	**(114)**	**(286)**	**(60.2%)**	**(784)**	**(85.5%)**
Net Margin (%)	*(1.4%)*	*(3.7%)*	*2.3 p.p.*	*(8.8%)*	*7.4 p.p.*
Earnings per share[1]	(0.14)	(0.35)	(60.2%)	(0.97)	(85.5%)

[1] Consolidated Earnings per Share (in R$), excluding Treasury Shares.

[2] In 2018, in order to better present expenses by type, the Company reclassified the following expenses: employee benefits plan, share-based payments, labor contingencies (public-interest civil actions (Ações Civis Públicas – ACP)) and discontinued operations. For comparability purposes with the previous year, the Company reclassified the amount of R$78,849 thousand for the period ended March 31, 2017, from other operating results to: (i) cost of sales, in the amount of R$73,562 thousand; (ii) selling expenses, in the amount of R$4,122 thousand; and (iii) administrative expenses, in the amount of R$1,165 thousand. The fundamentals spreadsheet including data for the other quarters of 2017, updated according to this new segment classification, is available at BRF's Investor Relations website (ri.brf-global.com).

Highlights of the Quarter and Subsequent Events

- In February 2018, we started to sell Kidelli products, distributed in 19 States in Brazil and focused on the cash & carry channel and distributors, through 13 SKUs.
- Launch of the marketing campaigns for the Qualy and Perdigão brands. Furthering the "Full Table" (Mesa Cheia) Perdigão campaign, the Company launched the "É Brasa" initiative, under the 2018 World Cup theme. Qualy's campaign – "A Vida Mais Qualy – A Série" resumes the tradition and quality of the brand.
- Resignation of our Global Chief Executive Officer, José A. Drummond Jr., on April 23, 2018.
- Election of ten sitting members of the Company's Board of Directors: Augusto Marques da Cruz Filho (independent director), Dan Ioschpe (independent director), Flávia Buarque de Almeida (independent director), Francisco Petros Oliveira Lima Papathanasiadis (independent director), José Luiz Osório (independent director), Luiz Fernando Furlan (independent director), Pedro Pullen Parente (independent director), Roberto Antonio Mendes (independent director), Roberto Rodrigues (independent director) and Walter Malieni Jr., for a term of two years.
- Election of Pedro Pullen Parente as Chairman and Augusto Marques da Cruz Filho as Vice-Chairman of the Board of Directors.

INDUSTRY SCENARIO AND DYNAMICS

The first quarter of 2018 was marked by the increase in the price of grains, primarily due to increased expectations related to the soy crop failure in Argentina. Considering that Argentina accounts for 46% of soy meal world exports, the worst drought in decades in Argentina directly affected the sales price of soy.


CBOT Soybean Meal
USD/Ton
450
400
350
300
250
Jan/15
Apr/15
Jul/15
Oct/15
Jan/16
Apr/16
Jul/16
Oct/16
Jan/17
Apr/17
Jul/17
Oct/17
Jan/18
Apr/18


BM&F Corn Price
BRL/bag
50
45
40
35
30
25
20
Jan/15
Apr/15
Jul/15
Oct/15
Jan/16
Apr/16
Jul/16
Oct/16
Jan/17
Apr/17
Jul/17
Oct/17
Jan/18
Apr/18

Source: Bloomberg.

Accordingly, strongly capitalized by a successful soy crop, Brazilian producers continued to stock corn looking for better business opportunities, which directly reflected in the price of corn. This is evidenced by the commercialization levels of corn crops set forth in the chart below:

INDUSTRY SCENARIO AND DYNAMICS

Commercialization of Corn Crops in Brazil (MT)


2014/15
2015/16
2016/17
2017/18
100%
80%
60%
40%
20%
0%
% of Total Crop
Jul
Aug
Sep
Oct
Nov
Dec
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
Jan
Feb
Mar
Apr
May
Jun
Jul

Source: IMEA.

As a result, in 1Q18, the prices of corn and soy meal broke their historical average prices. The average prices of corn and soy meal closed 1Q18 at R$34/bag and R$1,198/ton, respectively, representing an increase of 6.5% y/y and 9.7% y/y, respectively.

However, the price of corn is expected to return to normal in the second corn crop (safrinha), period between June and August, as producers expect a healthy crop and inventories must be sold for storage of the new crop. According to the Brazilian Supply Company (Companhia Nacional de Abastecimento – Conab), the second corn crop 2017/2018 is expected to total 62 million tons of corn, which is well above historical production levels. The 2017/2018 crop is expected to total 87 million tons of corn (-11.7% y/y), which still is the second-best crop in history in Brazil.

Notwithstanding higher prices of grains in 1Q18, their impact on the cost of feed will be more evident as of 2Q18 due to the inertia of the life cycle of animals and inventories in the chain. Accordingly, Brazil maintained the lowest production cost among other selected markets and continues to be the most competitive global chicken producer.

INDUSTRY SCENARIO AND DYNAMICS



Cost of Feed in Brazil and Selected Markets
Brazil
EUA
Europe
Thailand
Ukraine
Poland
Cost of feed USD/ton
450
350
300
250
200
150
100
Mar-14
Jun-14
Sep-14
Dec-14
Mar-15
Jun-15
Sep-15
Dec-15
Mar-16
Jun-16
Sep-16
Dec-16
Mar-17
Jun-17
Sep-17
Dec-17
Mar-18

Source: CEPEA/ESALQ, CBOT, Euronext, Bloomberg e BM&F.

The increased supply of chicken in the domestic market, resulting from the growing local production and the lower exports volume, continued to pressure chicken prices. According to JOX Assessoria Agropecuária, in 1Q18, the average price of whole chicken decreased by 14.5% y/y. As a result, the profitability of Brazilian chicken producers decreased even further, below historical levels, which will influence future production decisions in Brazil.



JOX Whole Chicken Price
BRL/kg
4.60
4.20
3.80
3.40
3.00
2.60
2.20
Jan/15
May/15
Sep/15
Jan/16
May/16
Sep/16
Jan/17
May/17
Sep/17
Jan/18



Margin of Brazilian Producers of Chicken
Chicken Price/Feed Cost
Average
7.0
6.0
5.0
4.0
Mar/11
Sep/11
Mar/12
Sep/12
Mar/13
Sep/13
Mar/14
Sep/14
Mar/15
Sep/15
Mar/16
Sep/16
Mar/17
Sep/17
Mar/18

Source: SECEX, JOX and BM&F.

INDUSTRY SCENARIO AND DYNAMICS

The levels of chicken placement in Brazil already reflect these factors, having decreased by 1.3% y/y in 1Q18. On the other hand, the production of chicken slightly increased by 0.8% y/y, indicating that oversupply may still affect production levels.

Chicken Placement in Brazil LTM


Volume
y/y %
Million heads
6.8
6.6
6.4
6.2
6.0
5.8
5.6
6%
4%
2%
0%
-2%
-4%
-6%
1Q13
2Q13
3Q13
4Q13
1Q14
2Q14
3Q14
4Q14
1Q15
2Q15
3Q15
4Q15
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17
1Q18

Chicken Production in Brazil LTM


Volume
y/y %
Thousand tons
14
13
12
11
10
12%
8%
4%
0%
-4%
-8%
1Q13
2Q13
3Q13
4Q13
1Q14
2Q14
3Q14
4Q14
1Q15
2Q15
3Q15
4Q15
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17
1Q18

Source: APINCO.

As mentioned above, the sales volume of chicken exports decreased by 6.0% y/y in 1Q18, according to the Foreign Trade Office (Secretaria de Comércio Exterior – SECEX). This decrease was due to a lower supply of meat exported to Europe/Eurasia, lower volumes exported to Japan and higher volatility in exports to the Middle East.

Brazilian Chicken Exports


Volume
y/y %
Thousand tons
1.200
1.000
800
600
400
200
0
20.0%
10.0%
0.0%
-10.0%
-20.0%
1Q15
2Q15
3Q15
4Q15
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17
1Q18

Source: SECEX.

INDUSTRY SCENARIO AND DYNAMICS

In Japan, chicken prices remained pressured due to local inventories, which are still high. On the other hand, China is undergoing a favorable industry scenario, for both pork and chicken, whose price levels continue to attract exports to the country.


SECEX Price vs. Inventory of Imported Products in Japan
Thousand Tons
USD/ton
180
160
140
120
100
80
60
3.0
2.6
2.2
1.8
1.4
1.0
Feb/14 Apr/14 Jun/14 Aug/14 Oct/14 Dec/14 Feb/15 Apr/15 Jun/15 Aug/15 Oct/15 Dec/15 Feb/16 Apr/16 Jun/16 Aug/16 Oct/16 Dec/16 Feb/17 Apr/17 Jun/17 Aug/17 Oct/17 Dec/17 Feb/18

Source: SECEX and ALIC.

Lower volumes exported to Europe continued to support the prices of chicken and turkey at attractive levels. On the other hand, the embargo imposed by Russia on Brazilian exports, which took effect in December 2017, affected the volumes of pork exported to the region during the entire quarter. Moreover, the elimination of electric desensitization in the slaughtering of halal chicken, as a potential new requirement of the Saudi Arabian market, brought volatility to Brazilian exports to the Middle East region.


Europe SECEX Chicken Volume
Volume
y/y %
Thousand Tons
140
120
100
80
60
40
20
0
20%
10%
0%
-10%
-20%
-30%
-40%
1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 1Q18


Russia SECEX Pork Volume
Volume
y/y %
Thousand Tons
250
200
150
100
50
0
100%
60%
20%
-20%
-60%
-100%
1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 1Q18

Source: SECEX.

In summary, 1Q18 was marked by a slowdown in the Japanese market due to high inventory levels and trade barriers in Europe, in addition to a more demanding market in China.

1Q18 CONSOLIDATED RESULT

Net Operating Revenues (NOR)

Volumes - Thousand Tons	1Q18	1Q17	Var y/y	4Q17	Var q/q
Poultry (In Natura)	559	493	13.5%	552	1.3%
Pork and Others (In Natura)	74	84	(11.7%)	77	(3.8%)
Processed foods	504	499	1.0%	586	(13.9%)
Others Sales	87	83	5.4%	91	(3.8%)
Total	**1,225**	**1,158**	**5.7%**	**1,306**	**(6.2%)**
NOR - R$ Million	**8,203**	**7,809**	**5.0%**	**8,901**	**(7.8%)**
Average Price (NOR)	6.70	6.74	(0.7%)	6.82	(1.8%)

In 1Q18, consolidated NOR totaled R$8.2 billion, representing a 5.0% increase y/y, due to higher sales volumes (+5.7% y/y) in Brazil, Turkey and Asia. However, in 1Q18, average prices slightly decreased by 0.7% y/y. The improved sales performance in Europe (due to higher prices in the region) and the continuous recovery of prices in U.S. dollars of OneFoods partially offset the decrease in prices in the domestic market, which in turn, continued to be pressured by a mix of products consisting of more in natura products in the portfolio (30.6% of total portfolio in 1Q18 compared to 27.4% in 1Q17). In 1Q18, in natura products increased by 9.9% y/y and processed products increased by 1.0%, considering consolidated volumes.

Cost of Sales

COGS - R$ Million	1Q18	1Q17	Var y/y	4Q17	Var q/q
Cost of Goods Sold	**(6,666)**	**(6,433)**	**3.6%**	**(7,081)**	**(5.9%)**
R$/Kg	*5.44*	*5.55*	*(2.0%)*	*5.42*	*0.4%*

In 1Q18, cost of sales increased by 3.6% in the annual comparison, reflecting increased sales volumes. The average cost of sales decreased by 2.0% y/y, reflecting lower costs of live animals, due to the grain prices in 2017. However, cost of idleness and losses partially offset these gains.

Gross Profit

Gross Profit - R$ Million	1Q18	1Q17	Var y/y	4Q17	Var q/q
Gross Profit	**1,537**	**1,376**	**11.7%**	**1,820**	**(15.6%)**
Gross Margin (%)	*18.7%*	*17.6%*	*1.1 p.p.*	*20.4%*	*(1.7) p.p.*

Gross Margin reached 18.7% in 1Q18, representing a 1.1 p.p. increase in the annual comparison, primarily due to a better operating performance of the OneFoods and International business units.

1Q18 CONSOLIDATED RESULT

Operating Expenses

Operating Expenses - R$ Million	1Q18	1Q17	Var y/y	4Q17	Var q/q
Selling Expenses	(1,134)	(1,087)	4.3%	(1,358)	(16.5%)
% of the NOR	*(13.8%)*	*(13.9%)*	*0.1 p.p.*	*(15.3%)*	*1.4 p.p.*
General and Administrative Expenses	(133)	(130)	2.2%	(149)	(10.7%)
% of the NOR	*(1.6%)*	*(1.7%)*	*0.0 p.p.*	*(1.7%)*	*0.1 p.p.*
Operating Expenses	**(1,267)**	**(1,217)**	**4.1%**	**(1,507)**	**(15.9%)**
% of the NOR	*(15.4%)*	*(15.6%)*	*0.1 p.p.*	*(16.9%)*	*1.5 p.p.*

Operating Expenses increased 4.3% on a yearly basis in 1Q18. Considering that part of such amount is directly attributed to the higher volume sold in the period, the variable parcel of Selling Expenses increased on average 10.1% a/a. This increase is explained by the following impacts: (i) increase of freight expenses in the year-end 2017, and (ii) extension of logistics network, given increased number of PoS. The fixed parcel of Selling Expenses slightly declined 1.5% a/a due to the postponement of some marketing and trade-marketing initiatives for post-1Q18, given the weaker seasonality of first quarter.

General and Administrative Expenses increased 2.2% a/a as a result of the inflation pass-through.

In 1Q18, operating expenses as a percentage of NOR reached 15.4%, representing a 0.1 p.p. decrease in the annual comparison. The Company's SG&A LTM as a percentage of NOR reached approximately 15.9% in 1Q18, representing a 0.4 p.p. decrease in the annual comparison.



SG&A LTM - % NOR
16.74%
16.65%
16.29%
15.92%
16.10%
16.05%
16.35%
16.50%
16.42%
16.43%
16.36%
16.43%
16.20%
16.14%
15.79%
15.86%
15.85%
Média: 16.24%
1Q14
2Q14
3Q14
4Q14
1Q15
2Q15
3Q15
4Q15
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17
1Q18
% NOR
AVERAGE

1Q18 CONSOLIDATED RESULT

Other Operating Results

Other Operating Results - R$ Million	1Q18	1Q17	Var y/y	4Q17	Var q/q
Other Operating Income	100	64	54.3%	96	3.8%
Other Operating Expenses	(79)	(163)	(51.6%)	(414)	(81.0%)
Other Operating Results	**21**	**(98)**	**n.m.**	**(318)**	**n.m.**
% of the NOR	*0.3%*	*(1.3%)*	*1.5p.p.*	*(3.6%)*	*3.8 p.p.*

In 1Q18, other operating results totaled a net income of R$21 million, representing a decrease of R$119 million y/y, primarily due to: (i) reversals of tax and civil contingencies, in the amount of R$22 million; (ii) reversal of other provisions recognized in 2017, in the amount of R$33 million; and (iii) extraordinary expenses (consulting services and attorney's fees, among others.) related to the Trapaça Operation, in the amount of R$13 million.

Adjusted EBITDA

EBITDA - R$ Million	1Q18	1Q17	Var y/y	4Q17	Var q/q
Consolidated Net Income	**(114)**	**(286)**	**(60.2%)**	**(784)**	**(85.5%)**
Income Tax and Social Contribution	(107)	(59)	83.3%	161	n.m.
Net Financial	517	413	25.3%	623	(17.1%)
Depreciation and Amortization	487	438	11.3%	499	(2.5%)
EBITDA	**783**	**506**	**54.8%**	**499**	**56.7%**
EBITDA Margin (%)	*9.5%*	*6.5%*	*3.1 p.p.*	*5.6%*	*3.9 p.p.*
Non controlling shareholders	(11)	4	n.m.	(22)	(53.1%)
Impacts of Carne Fraca/Trapaça Operations	13	40	(67.8%)	206	(93.8%)
Costs on business diposed	28	35	(21.2%)	-	n.m.
Non-cash items	(13)	-	n.m.	(7)	77.9%
Tax recoveries	(21)	(40)	(47.6%)	(37)	(43.5%)
Debt designed as Hedge Accounting	23	24	(5.4%)	6	252.7%
Adjusted EBITDA	**802**	**570**	**40.7%**	**645**	**24.3%**
Adjusted EBITDA Margin (%)	*9.8%*	*7.3%*	*2.5 p.p.*	*7.2%*	*2.5 p.p.*

1Q18 CONSOLIDATED RESULT

In 1Q18, Adjusted EBITDA totaled R$802 million, representing a 40.7% increase in the annual comparison. Adjusted EBITDA margin was 9.8%, representing a 2.5 p.p. increase y/y. This result reflects basically: (i) the improvement in gross margin, primarily due to the decrease in the price of grains in 1Q18 compared to 1Q17; and (ii) a better control of SG&A expenses, which were at one of their lowest levels since 2014.

EBIT

EBIT - R$ Million	1Q18	1Q17	Var y/y	4Q17	Var q/q
Gross Profit	1,537	1,376	11,7%	1,820	(15.6%)
Operating Expenses	(1.267)	(1.217)	4.1%	(1.507)	(15.9%)
Other Operating Results	21	(98)	n.m.	(318)	n.m.
Equity Income	6	8	(26.8%)	6	(2.0%)
EBIT	**296**	**68**	**333.4%**	**0**	**n.m.**
EBIT Margin (%)	*3.6%*	*0.9%*	*2.7p.p.*	*0.0%*	*3.6p.p.*

In 1Q18, EBIT totaled R$296 million, representing an increase of R$228 million y/y, reflecting a higher gross profit, lower SG&A expenses, as well as lower extraordinary operating expenses in the period, as mentioned above.

Financial Result

Financial Results - R$ Million	1Q18	1Q17	Var y/y	4Q17	Var q/q
Financial Income	385	526	(26.7%)	330	16.7%
Financial Expenses	(902)	(938)	(3.8%)	(953)	(5.4%)
Net Financial Result	**(517)**	**(413)**	**25.3%**	**(623)**	**(17.1%)**

In 1Q18, net financial result totaled an expense of R$517 million. The main components were grouped into the following categories:

(i) Net interest related to debt and cash totaled R$268 million in 1Q18. This improvement compared to 4Q17 was primarily due to a lower average cost of debt, partially explained by a lower accumulated CDI rate in the period;

(ii) Adjustment to present value (AVP) totaled an expense of R$77 million. AVP segregates the portion of financial income (expenses) of the business structure of customers/suppliers. This amount is offset in the operating result;

1Q18 CONSOLIDATED RESULT

(iii) Expenses with interest and/or monetary restatement on right, obligations and taxes, among others, of R$10 million. The improvement in results in 1Q18 compared to the previous quarter is primarily due to the recognition of an extraordinary gain of R$89 million related to a specific contingency of more than 20 years; and

(iv) Exchange rate variation and others totaled an expense of R$162 million, reflecting the Company's dynamics of assets and liabilities in foreign currency, as well as mark-to-market adjustments to derivatives, which primarily consisted in the mark-to-market of a Total Return Swap derivative instrument, as disclosed in the Material Fact dated August 10, 2017, which had a negative effect in the amount of R$176 million.

Net Income (Loss)

Net Income (Loss) - R$ Million	1Q18	1Q17	Var y/y	4Q17	Var q/q
Consolidated Net Income	**(114)**	**(286)**	**(60.2%)**	**(784)**	**(85.5%)**
Net Margin (%)	*(1.4%)*	*(3.7%)*	*2.3 p.p.*	*(8.8%)*	*7.4 p.p.*
Earnings per share[1]	(0.14)	(0.35)	(60.2%)	(0.97)	(85.5%)

[1] Consolidated Earnings per Share (in R$), excluding Treasury Shares.

In 1Q18, the Company's net loss totaled R$114 million, primarily due to: (i) income tax in the amount of an income of R$107.4 million, as a result of the adjustment of the estimated effective tax rate for 2018; and (ii) the mark-to-market adjustment of the Total Return Swap derivative instrument, in the amount of R$(176) million, as detailed in Financial Result above.

PERFORMANCE BY REGION

Results by Region 1Q18	Total	Brazil	OneFoods	International	Southern Cone	Other Segments	Corporate
Volume (Thousand Tons)	1.225	545	277	276	61	65	-
NOR (R$ Million)	**8,203**	**3,746**	**1,838**	**1,824**	**592**	**203**	**-**
Average Price NOR - R$	6.70	6.87	6.63	6.61	9.67	3.12	-
Gross Profit (R$ Million)	**1,537**	**780**	**380**	**266**	**60**	**51**	**-**
Gross Margin (%)	*18.7%*	*20.8%*	*20.7%*	*14.6%*	*10.2%*	*24.9%*	-
EBIT (R$ Million)	**296**	**155**	**57**	**82**	**(16)**	**37**	**(18)**
EBIT Margin (%)	*3.6%*	*4.1%*	*3.1%*	*4.5%*	*(2.8%)*	*18.0%*	-
EBITDA (R$ Million)	**783**	**374**	**157**	**227**	**2**	**42**	**(18)**
EBITDA Margin (%)	*9.5%*	*10.0%*	*8.5%*	*12.4%*	*0.3%*	*20.4%*	-
Adjusted EBITDA (R$ Million)	**802**	**351**	**148**	**239**	**3**	**42**	**19**
Adjusted EBITDA Margin (%)	*9.8%*	*9.4%*	*8.0%*	*13.1%*	*0.5%*	*20.4%*	-

PERFORMANCE BY REGION
BRAZIL

Brazil	1Q18	1Q17	Var y/y	4Q17	Var q/q
Volume (Thousand Tons)	**545**	**498**	**9.6%**	**591**	**(7.6%)**
Poultry (In Natura)	138	110	25.3%	121	13.9%
Pork and Others (In Natura)	29	26	10.4%	29	0.2%
Processed foods	378	361	4.7%	440	(14.1%)
Net Operating Revenues (R$ Million)	**3,746**	**3,654**	**2.5%**	**4,244**	**(11.7%)**
Average price (R$/Kg)	6.87	7.34	(6.5%)	7.19	(4.4%)
Gross Profit (R$ Million)	**780**	**942**	**(17.2%)**	**1,080**	**(27.8%)**
Gross Margin (%)	*20.8%*	*25.8%*	*(5.0) p.p.*	*25.5%*	*(4.6) p.p.*
EBIT (R$ Million)	**155**	**307**	**(49.4%)**	**178**	**(12.7%)**
EBIT Margin (%)	*4.1%*	*8.4%*	*(4.3) p.p.*	*4.2%*	*(0.0) p.p.*
EBITDA (R$ Million)	**374**	**514**	**(27.2%)**	**433**	**(13.6%)**
EBITDA Margin (%)	*10.0%*	*14.1%*	*(4.1) p.p.*	*10.2%*	*(0.2) p.p.*
Adjusted EBITDA (R$ Million)	**351**	**496**	**(29.2%)**	**431**	**(18.5%)**
Adjusted EBITDA Margin (%)	*9.4%*	*13.6%*	*(4.2) p.p.*	*10.2%*	*(0.8) p.p.*

In 1Q18, sales volume increased by 9.6% y/y, both in the in natura (+22.5% y/y) and in the processed foods (+4.7% y/y) categories, in line with (i) our strategy of working with a portfolio of products that is more suitable to the current consumption scenario in Brazil, (ii) the improvement in our commercial execution and (iii) the larger availability of in natura products, considering the restrictions on sales to Europe and Russia. Moreover, sales volume was also driven by a higher number of customers, which reached 191,000 points of sales in 1Q18, representing an increase of 13.5% y/y.

On the other hand, average sales price decreased by 6.5% due to a higher increase in sales volume of in natura products (+22.5% y/y), which have lower prices, compared to processed products. Considering a separate business analysis, although prices continue to be pressured by excess supply in the market of in natura products, our chicken price decreased by 8% y/y, while chicken prices in the market decreased by 14.5% y/y, according to JOX. our pork prices decreased by 4.8% y/y, while the CEPEA/ESALQ market indicator decreased by 21% y/y. Accordingly, in 1Q18, NOR totaled R$3.7 billion, representing an increase of 2.5% y/y.

Average unit cost remained stable in the annual comparison due to the improvement in the cost of animals, primarily as a result of the price of grains in 2017. However, difficulties to dilute fixed costs due to production idleness and changes in the production mix, with higher share of in natura, offset this positive effect. Accordingly, in 1Q18, our gross margin decreased by 5.0 p.p. y/y.

On the other hand, our operating expenses as a percentage of NOR improved by 0.7 p.p. due to a more efficient management of expenses, notwithstanding the increase in our sales force as of 2H17. Moreover, the result was positively affected by the recovery of taxes and reversal of provisions. As a result, in 1Q18, Adjusted EBITDA totaled R$351 million, with a margin of 9.4% in the region.

PERFORMANCE BY REGION BRAZIL

Market Share

As of 1Q18, the Company started to include in its market share readings the Cash & Carry channel, which accounts for approximately 20% of the total market (market share) and in which BRF holds a lower market share. Moreover, other items, which were not previously included in the market readings, were also added: (i) fresh sausage in the Filled category; (ii) hamburgers, ready-to-eat snacks, pies and portions (kibes and meatballs) in the Frozen category; cold cuts and ham-like (afiambrado) cuts in the Cold Cuts category. In order to provide a better understanding and ensure transparency to all stakeholders, all historical data included in this report takes into account these adjustments.

In the first two months of 2018, the Company's consolidated market share reached 45.7%, representing an increase of 1.1 p.p. y/y, primarily due to the Cash & Carry channel, in which our execution and in-store presence have been significantly improving.


BRF
48.3%
47.3%
46.7%
45.8%
44.6%
45.9%
46.4%
46.6%
45.7%
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17
1Q18

PERFORMANCE BY REGION BRAZIL

Market Share

The highlight was the Filled category, whose market share increased by 3.1 p.p. y/y, in all channels. We also gained market share in the Margarines category, capturing 1.4 p.p. y/y in market share, primarily with the Qualy brand in the self-service channel, which increased by 4.0 p.p. y/y.

The market share of the Frozen category increased by 0.5 p.p. y/y, especially Perdigão lasagnas, whose market share increased to 17.3% since its return to the shelves in July 2017. Finally, the Cold Cuts category interrupted a downward trend and showed stability in 1Q18 compared to the last quarter of 2017, maintaining its market share of 50.4%. This is the result of a better commercial execution, considering that we maintained relative prices compared to those of our competitors.


Frozen Meals
52.5%
53.0%
49.6%
49.7%
48.7%
46.7%
47.7%
49.4%
49.1%
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17
1Q18


Cold Cuts
55.0%
53.4%
52.7%
53.0%
51.6%
51.3%
50.8%
50.4%
50.4%
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17
1Q18


Margarines
62.3%
61.9%
60.4%
60.0%
57.7%
59.1%
59.9%
60.2%
59.1%
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17
1Q18


Filled
37.7%
36.9%
36.5%
35.4%
34.7%
38.0%
39.0%
39.6%
37.9%
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17
1Q18

Source: Nielsen Bimonthly Retail – Margarines and Frozen (reading Feb/Mar); Filled and Cold Cuts (reading Jan/Feb).

PERFORMANCE BY REGION ONEFOODS

OneFoods	1Q18	1Q17	Var y/y	4Q17	Var q/q
Volume (Thousand Tons)	**277**	**222**	**25.1%**	**297**	**(6.8%)**
Poultry (In Natura)	242	202	20.1%	259	(6.7%)
Others (In Natura)	0	1	(45.0%)	0	26.9%
Processed foods	35	19	80.0%	38	(7.9%)
Net Operating Revenues (R$ Million)	**1,838**	**1,316**	**39.6%**	**1,871**	**(1.8%)**
Average price (R$/Kg)	6.63	5.94	11.6%	6.29	5.4%
Gross Profit (R$ Million)	**380**	**213**	**78.2%**	**360**	**5.6%**
Gross Margin (%)	*20.7%*	*16.2%*	*4.5p.p.*	*19.2%*	*1.4p.p.*
EBIT (R$ Million)	**57**	**(44)**	**n.m.**	**36**	**55.0%**
EBIT Margin (%)	*3.1%*	*(3.4%)*	*6.4p.p.*	*2.0%*	*1.1p.p.*
EBITDA (R$ Million)	**157**	**21**	**645.1%**	**135**	**15.9%**
EBITDA Margin (%)	*8.5%*	*1.6%*	*6.9p.p.*	*7.2%*	*1.3p.p.*
Adjusted EBITDA (R$ Million)	**148**	**35**	**326.7%**	**109**	**35.1%**
Adjusted EBITDA Margin (%)	*8.0%*	*2.6%*	*5.4p.p.*	*5.8%*	*2.2p.p.*
Volume CFR* (Thousand Tons)	**94**	**97**	**(2.5%)**	**116**	**(18.5%)**
% in total volume	*34.1%*	*43.7%*	*(9.7) p.p.*	*39.0%*	*(4.9) p.p.*

*CFR (Cost and freight)

PERFORMANCE BY REGION ONEFOODS

NOR of OneFoods totaled R$1.8 billion in 1Q18 (+39.6% y/y), driven by: (i) an inorganic volume growth, due to the acquisition of Banvit, which accounted for 78,000 ton in the quarter; and (ii) higher average prices in Reais (11.6% y/y), reflecting an increased balance between offer and supply in the region, as well as a local effort to recover margin.

If we exclude the impacts of the acquisition of Banvit, which accounted for R$504 million of NOR and R$44 million of EBITDA, the results of OneFoods continued to increase in both the annual and the quarterly comparisons. In addition to a lower level of inventories in the region, the uncertain scenario around the discussions about animal electric desensitization positively affected prices in Saudi Arabia. These factors, together with the management of operating expenses in these markets, resulted in an increase of 5.1 p.p. q/q in Adjusted EBITDA margin (excluding Banvit) in the period.

The market share of OneFoods decreased by 4.1 p.p. y/y in Gulf countries due to a more aggressive price competition faced in the market. As a result, OneFoods had a total market share of 39.6% in 1Q18, which continues to represent an ample leadership. Our market share per category is as follows: (i) griller: 44.6% (-4.8 p.p. y/y); (ii) chicken cuts: 57.7% (-6.5 p.p. y/y); and (iii) processed products: 20.6% (+0.2 p.p. y/y).

Our direct distribution operations (DDP), including Banvit, accounted for 65.9% of the total volume in the quarter (+9.7 p.p. y/y), constituting 87.3% of the gross profit in the region, with an average gross margin that was 17.1 p.p. higher compared to our indirect distribution (CFR exports) operations.

PERFORMANCE BY REGION INTERNATIONAL

International	1Q18	1Q17	Var y/y	4Q17	Var q/q
Volume (Thousand Tons)	**276**	**331**	**(16.7%)**	**292**	**(5.4%)**
Poultry (In Natura)	167	173	(3.8%)	157	6.0%
Pork and Others (In Natura)	32	46	(30.0%)	35	(7.7%)
Processed foods	54	82	(33.5%)	67	(18.3%)
Others Sales	22	30	(24.7%)	33	(31.4%)
Net Operating Revenues (R$ Million)	**1,824**	**2,113**	**(13.7%)**	**1,965**	**(7.2%)**
Average price (R$/Kg)	6.61	6.38	3.6%	6.74	(1.9%)
Gross Profit (R$ Million)	**266**	**176**	**51.1%**	**316**	**(15.9%)**
Gross Margin (%)	*14.6%*	*8.3%*	*6.2p.p.*	*16.1%*	*(1.5)p.p.*
EBIT (R$ Million)	**82**	**(44)**	**n.m.**	**71**	**15.8%**
EBIT Margin (%)	*4.5%*	*(2.1%)*	*6.6 p.p.*	*3.6%*	*0.9p.p.*
EBITDA (R$ Million)	**227**	**103**	**119.7%**	**189**	**19.6%**
EBITDA Margin (%)	*12.4%*	*4.9%*	*7.5 p.p.*	*9.6%*	*2.8p.p.*
Adjusted EBITDA (R$ Million)	**239**	**109**	**119.7%**	**188**	**27.4%**
Adjusted EBITDA Margin (%)	*13.1%*	*5.2%*	*8.0 p.p.*	*9.6%*	*3.6 p.p.*
Volume CFR* (Thousand Tons)	**218**	**259**	**(15.9%)**	**223**	**(2.4%)**
% in total volume	*79.0%*	*78.2%*	*0.7p.p.*	*76.5%*	*2.4 p.p.*

*CFR (Cost and freight)

In 1Q18, NOR of the International division totaled R$1.8 billion, representing a 13.7% decrease y/y. In 1Q18, sales volumes decreased by 16.7% y/y, due to the sales volume restrictions and limitations in Europe and Russia, together with lower settled sales volume in Africa, considering the improved management of customers, countries and channels. As a result, prices significantly increased in Europe and Africa, supporting the increase of 3.6% y/y in average prices in the period. This increase was partially affected by prices that were still pressured in Japan, due to high local inventory levels and excess supply in Thailand, which also negatively affected prices in that country.

In terms of costs and expenses, lower costs incurred with grains y/y, together with the rationalization of the structure of expenses of the International division, allowed a better operating performance in the region in 1Q18. Accordingly, Adjusted EBITDA reached R$239 million in 1Q18, with a margin of 13.1%, representing an increase of 8.0 p.p. in the annual comparison.

We set forth below the main highlights of the sub-regions:

PERFORMANCE BY REGION
ASIA

Asia	1Q18	1Q17	Var y/y	4Q17	Var q/q
Volume (Thousand Tons)	**189**	**166**	**13.7%**	**177**	**6.6%**
Poultry (In Natura)	133	114	17.1%	121	10.3%
Pork and Others (In Natura)	27	16	65.4%	16	67.4%
Processed foods	7	7	4.4%	8	(13.7%)
Others Sales	22	30	(24.8%)	33	(31.5%)
Net Operating Revenues (R$ Million)	**1,064**	**943**	**12.9%**	**1,005**	**5.9%**
Average price (R$/Kg)	5.63	5.68	(0.7%)	5.67	(0.6%)
Gross Profit (R$ Million)	**108**	**106**	**1.9%**	**143**	**(24.5%)**
Gross Margin (%)	*10.1%*	*11.2%*	*(1.1) p.p.*	*14.2%*	*(4.1) p.p.*
EBIT (R$ Million)	**32**	**37**	**(13.8%)**	**47**	**(32.2%)**
EBIT Margin (%)	*3.0%*	*3.9%*	*(0.9) p.p.*	*4.7%*	*(1.7) p.p.*
EBITDA (R$ Million)	**117**	**108**	**7.8%**	**107**	**9.3%**
EBITDA Margin (%)	*11.0%*	*11.5%*	*(0.5) p.p.*	*10.6%*	*0.3 p.p.*
Adjusted EBITDA (R$ Million)	**124**	**107**	**16.0%**	**104**	**19.1%**
Adjusted EBITDA Margin (%)	*11.6%*	*11.3%*	*0.3 p.p.*	*10.3%*	*1.3 p.p.*
Volume CFR* (Thousand Tons)	**167**	**147**	**13.7%**	**154**	**8.3%**
% in total volume	*88.5%*	*88.5%*	*(0.0) p.p.*	*87.2%*	*1.3 p.p.*

*CFR (Cost and freight)

In 1Q18, NOR increased by 12.9% y/y in Asia, due to higher sales volumes in the region (+13.7% y/y). The highlight was China, whose sales increased by 56.6% y/y, due to the reversal of pork intra-cycles in Russia. However, as mentioned above, the sales dynamics in Japan continued to be affected by lower prices (-12.4% y/y), due to local inventories that are still high. Nonetheless, in 1Q18, Adjusted EBITDA totaled R$124 million (+16.0% y/y), with a margin of 11.6%, representing an increase of 0.3 p.p. in the annual comparison.

PERFORMANCE BY REGION EUROPE/ EURASIA

Europe/Eurasia	1Q18	1Q17	Var y/y	4Q17	Var q/q
Volume (Thousand Tons)	**45**	**105**	**(56.9%)**	**71**	**(36.8%)**
Poultry (In Natura)	8	22	(62.7%)	10	(20.5%)
Pork and Others (In Natura)	0	24	(98.4%)	15	(97.4%)
Processed foods	37	59	(37.6%)	46	(20.9%)
Net Operating Revenues (R$ Million)	**560**	**929**	**(39.7%)**	**761**	**(26.5%)**
Average price (R$/Kg)	12.39	8.86	39.9%	10.66	16.3%
Gross Profit (R$ Million)	**115**	**41**	**177.5%**	**129**	**(11.0%)**
Gross Margin (%)	*20.5%*	*4.4%*	*16.0 p.p.*	*16.9%*	*3.5 p.p.*
EBIT (R$ Million)	**29**	**(55)**	**n.m.**	**9**	**238.5%**
EBIT Margin (%)	*5.3%*	*(6.0%)*	*11.2 p.p.*	*1.1%*	*4.1 p.p.*
EBITDA (R$ Million)	**76**	**5**	**1352.4%**	**58**	**30.5%**
EBITDA Margin (%)	*13.6%*	*0.6%*	*13.0 p.p.*	*7.7%*	*5.9 p.p.*
Adjusted EBITDA (R$ Million)	**81**	**12**	**575.8%**	**59**	**36.3%**
Adjusted EBITDA Margin (%)	*14.4%*	*1.3%*	*13.2 p.p.*	*7.8%*	*6.7 p.p.*
Volume CFR* (Thousand Tons)	**9**	**52**	**(82.8%)**	**26**	**(65.5%)**
% in total volume	*19.7%*	*49.4%*	*(29.7) p.p.*	*36.1%*	*(16.4) p.p.*

*CFR (Cost and freight)

NOR decreased by 39.7% y/y in Europe, due to lower sales volumes to the region. The main barriers in the Europe sub-region, together with the Russian embargo to Brazilian pork exports, continued to affect the meat industry in Brazil, thereby justifying the 56.9% decrease y/y in our sales volumes.

On the other hand, the lower availability of products in the local market and the better execution in our direct distribution (DDP) operations resulted in significant increases in average prices in the region of nearly 40% y/y. As a result, in 1Q18, Adjusted EBITDA totaled R$81 million, with a margin of 14.4%, representing an increase of 13.2 p.p. y/y.

PERFORMANCE BY REGION
AMERICAS

Americas	1Q18	1Q17	Var y/y	4Q17	Var q/q
Volume (Thousand Tons)	**13**	**17**	**(22.5%)**	**14**	**(3.1%)**
Poultry (In Natura)	12	15	(22.5%)	12	(5.0%)
Pork and Others (In Natura)	1	0	48.1%	0	31.6%
Processed foods	1	2	(38.8%)	1	5.0%
Net Operating Revenues (R$ Million)	**81**	**99**	**(17.9%)**	**81**	**0.2%**
Average price (R$/Kg)	6.01	5.67	6.0%	5.82	3.4%
Gross Profit (R$ Million)	**11**	**12**	**(12.7%)**	**12**	**(6.9%)**
Gross Margin (%)	*13.4%*	*12.6%*	*0.8 p.p.*	*14.4%*	*(1.0) p.p.*
EBIT (R$ Million)	**4**	**3**	**16.0%**	**2**	**108.7%**
EBIT Margin (%)	*4.3%*	*3.1%*	*1.3 p.p.*	*2.1%*	*2.3 p.p.*
EBITDA (R$ Million)	**9**	**9**	**(5.1%)**	**5**	**73.3%**
EBITDA Margin (%)	*10.8%*	*9.3%*	*1.4 p.p.*	*6.2%*	*4.5 p.p.*
Adjusted EBITDA (R$ Million)	**9**	**9**	**(3.9%)**	**5**	**75.0%**
Adjusted EBITDA Margin (%)	*11.2%*	*9.6%*	*1.6 p.p.*	*6.4%*	*4.8 p.p.*
Volume CFR* (Thousand Tons)	**13**	**17**	**(22.5%)**	**14**	**(3.1%)**
% in total volume	*100.0%*	*100.0%*	*0.0 p.p.*	*100.0%*	*0.0 p.p.*

*CFR (Cost and freight)

NOR decreased by 17.9% y/y in the Americas, due to lower sales volumes in the region (-22.5% y/y), considering the lower availability of credit in some countries in the region. On the other hand, we were able to increase our average prices by 6.0% y/y through a better commercial execution. Accordingly, in 1Q18, Adjusted EBITDA margin increased by 1.6 p.p. y/y to 11.2%.

PERFORMANCE BY REGION AFRICA

Africa	1Q18	1Q17	Var y/y	4Q17	Var q/q
Volume (Thousand Tons)	**28**	**43**	**(34.0%)**	**29**	**(2.5%)**
Poultry (In Natura)	14	23	(39.5%)	14	(1.3%)
Pork and Others (In Natura)	5	5	(12.0%)	4	24.0%
Processed foods	10	15	(33.6%)	11	(13.1%)
Net Operating Revenues (R$ Million)	**118**	**143**	**(17.2%)**	**118**	**0.2%**
Average price (R$/Kg)	4.18	3.33	25.5%	4.07	2.8%
Gross Profit (R$ Million)	**32**	**16**	**98.8%**	**33**	**(0.6%)**
Gross Margin (%)	*27.4%*	*11.4%*	*16.0 p.p.*	*27.6%*	*(0.2) p.p.*
EBIT (R$ Million)	**17**	**(29)**	**n.m.**	**13**	**28.0%**
EBIT Margin (%)	*14.5%*	*(20.1%)*	*34.6 p.p.*	*11.4%*	*3.2 p.p.*
EBITDA (R$ Million)	**25**	**(19)**	**n.m.**	**19**	**29.9%**
EBITDA Margin (%)	*21.2%*	*(13.6%)*	*34.9 p.p.*	*16.4%*	*4.8 p.p.*
Adjusted EBITDA (R$ Million)	**26**	**(19)**	**n.m.**	**20**	**31.7%**
Adjusted EBITDA Margin (%)	*21.8%*	*(13.3%)*	*35.1 p.p.*	*16.6%*	*5.2 p.p.*
Volume CFR* (Thousand Tons)	**28**	**43**	**(34.0%)**	**29**	**(2.5%)**
% in total volume	*100.0%*	*100.0%*	*0.0 p.p.*	*100.0%*	*0.0 p.p.*

*CFR (Cost and freight)

1Q18 in the Africa region was marked by an improvement in operating management. The decrease of 14.6k tons (-34.0% y/y) is due to the lower settlement volume in the quarter, partially offset by a better management of customers, countries and channels in order to capture better prices. Thus, NOR decreased by 17.2% in the annual comparison. On the other hand, the increased inventory control and the rationalization of the structure of expenses were the main factors responsible for the maintenance of profitability in the region. Accordingly, Adjusted EBITDA totaled R$26 million (+R$45 million y/y) in the quarter, representing an increase of 35.1 p.p. y/y in Adjusted EBITDA margin to 21.8%.

PERFORMANCE BY REGION SOUTHERN CONE

Southern Cone	1Q18	1Q17	Var y/y	4Q17	Var q/q
Volume (Thousand Tons)	**61**	**54**	**13.2%**	**63**	**(2.5%)**
Poultry (In Natura)	11	7	61.8%	8	39.3%
Pork and Others (In Natura)	12	11	15.8%	13	(2.5%)
Processed foods	37	36	1.4%	41	(10.5%)
Net Operating Revenues (R$ Million)	**592**	**527**	**12.4%**	**623**	**(5.0%)**
Average price (R$/Kg)	9.67	9.74	(0.8%)	9.92	(2.6%)
Gross Profit (R$ Million)	**60**	**59**	**1.6%**	**3**	**n.m.**
Gross Margin (%)	*10.2%*	*11.3%*	*(1.1) p.p.*	*0.5%*	*9.6 p.p.*
EBIT (R$ Million)	**(16)**	**(16)**	**3.0%**	**(93)**	**(82.2%)**
EBIT Margin (%)	*(2.8%)*	*(3.0%)*	*0.3 p.p.*	*(14.9%)*	*12.1 p.p.*
EBITDA (R$ Million)	**2**	**(3)**	**n.m.**	**(71)**	**n.m.**
EBITDA Margin (%)	*0.3%*	*(0.5%)*	*0.8 p.p.*	*(11.4%)*	*11.7 p.p.*
Adjusted EBITDA (R$ Million)	**3**	**(2)**	**n.m.**	**(63)**	**n.m.**
Adjusted EBITDA Margin (%)	*0.5%*	*(0.4%)*	*0.9 p.p.*	*(10.1%)*	*10.6 p.p.*
Volume CFR* (Thousand Tons)	**24**	**21**	**12.8%**	**24**	**(2.8%)**
% in total volume	*38.5%*	*38.7%*	*(0.1) p.p.*	*38.6%*	*(0.1) p.p.*

*CFR (Cost and freight)

As of 1Q18, the Company started to consolidate Beef Desk data, which was previously recorded in Other Segments, in the Southern Cone division, as the entire production and sales occur in Argentina. The fundamentals spreadsheet including updated historical data of this new segmentation is available at BRF's Investors Relations website (ri.brf-global.com).

In 1Q18, NOR increased by 12.4% y/y in the Southern Cone and sales volume increased by 13.2% y/y. This increase in NOR was positively affected by increased sales of turkey in Chile. On the other hand, higher cost of raw materials of beef, turkey, pork and chicken pressured the gross margin in the region by 1.1 p.p. y/y. However, the improved efficiency in the management of expenses contributed to the increase in Adjusted EBITDA margin by 0.9 p.p. y/y.

OTHER SEGMENTS

Other Segments + Ingredients	1Q18	1Q17	Var y/y	4Q17	Var q/q
Volume (Thousand Tons)	**65**	**54**	**20.8%**	**63**	**2.8%**
Poultry (In Natura)	1	0	n.m.	6	(87.3%)
Pork and Others (In Natura)	0	0	258.9%	0	(17.3%)
Processed foods	0	1	(65.3%)	0	54.1%
Others Sales	64	53	21.2%	57	12.2%
Net Operating Revenues (R$ Million)	**203**	**200**	**1.9%**	**198**	**2.9%**
Average price (R$/Kg)	3.12	3.70	(15.6%)	3.12	0.1%
Gross Profit (R$ Million)	**51**	**(12)**	**n.m.**	**60**	**(16.1%)**
Gross Margin (%)	*24.9%*	*(6.0%)*	*30.9 p.p.*	*30.5%*	*(5.7) p.p.*
EBIT (R$ Million)	**37**	**(31)**	**n.m.**	**42**	**(12.5%)**
EBIT Margin (%)	*18.0%*	*(15.3%)*	*33.3 p.p.*	*21.1%*	*(3.2) p.p.*
EBITDA (R$ Million)	**42**	**(26)**	**n.m.**	**47**	**(11.5%)**
EBITDA Margin (%)	*20.4%*	*(12.8%)*	*33.3 p.p.*	*23.8%*	*(3.3) p.p.*
Adjusted EBITDA (R$ Million)	**42**	**(26)**	**n.m.**	**47**	**(11.5%)**
Adjusted EBITDA Margin (%)	*20.4%*	*(12.8%)*	*33.3 p.p.*	*23.8%*	*(3.3) p.p.*

NOR of BRF Ingredients totaled R$108 million, Adjusted EBITDA totaled R$33 million and Adjusted EBITDA margin was 31.0%. BRF Ingredients accounted for approximately 80% of the Adjusted EBITDA of Other Segments in 1Q18. It is worth noting that we also included in this segment all sales volumes of BRF's non-core products, such as feed and meals, among others, which are managed by Global Desk. However, Beef Desk started to be consolidated in the results of the Southern Cone, as mentioned in the item above.

Corporate

Corporate - R$ Million	1Q18	1Q17	Var y/y	4Q17	Var q/q
Other Operating Results	(18)	(102)	(81.9%)	(234)	(92.1%)
EBIT	(18)	(104)	(82.3%)	(234)	(92.1%)
EBITDA	(18)	(104)	(82.3%)	(234)	(92.1%)
Adjusted EBITDA	19	(42)	n.m.	(67)	n.m.

Adjusted EBITDA of the Corporate segment, in the amount of R$19 million, primarily reflects: (i) the reversal of R$22 million in tax and civil contingencies; (ii) the reversal of other provisions recognized in 2017, in the amount of R$33 million; and (iii) R$13 million in extraordinary expenses (consulting services and attorney's fees, among others) related to the Trapaça Operation.

INVESTMENTS (CAPEX)

Investments made in the quarter totaled R$467 million, of which R$146 million was invested in growth, efficiency, and support; R$254 million was invested in biological assets; R$33 million was invested in leases; and R$35 million referred to other investments. We highlight the decrease in Company investments by R$13 million in 1Q18 compared to 1Q17, due to a more discerning allocation of capital and the Company's commitment to decrease leverage levels.

The main projects in 1Q18 are, among others:

- Quality: (i) investments in the improvement and control of production processes in meat processing units, feed units and farms, and modernization of laboratories.

- Market Demand: (i) increase in the production of the mix of in natura Griller chicken cuts for the Middle East and chicken cuts for Brazil; and (ii) increase in the hog slaughtering capacity, primarily to meet the requirements from China and to supply raw material to Brazil.

- Efficiency and Support/IT: (i) updates to transaction systems and compliance with new legislations; (ii) structural improvements in hog farms; (iii) projects to reduce costs in chicken and hog farms; and (iv) improvement in working conditions of employees in production processes.

FINANCIAL CYCLE

The Company's financial cycle totaled 35.6 days in 1Q18, primarily because the cycle of accounts payable returned to normal. In 4Q17, the balance of accounts payable was higher than the year average due to one-off purchases. In 1Q18, average financial cycle totaled 35.3 days, representing 3.9 and 2.8 fewer days compared to the average financial cycle in 4Q17 and 1Q17, respectively. This improvement in our financial cycle in 1Q18 is due to the increased efficiency in capital management, grounded on our commitment to the generation of free cash.

Financial Cycle – (Accounts Receivable + Inventories – Accounts Payable)



58.4
57.4
56.2
49.5
41.8
36.4
41.1
36.9
32.6
34.4
38.8
34.3
37.7
37.1
32.8
22.4
32.9
38.2
42.4
31.8
35.6
14.8%
14.6%
14.0%
13.0%
11.0%
9.8%
10.8%
10.1%
8.8%
9.5%
10.8%
10.3%
10.8%
10.8%
8.9%
6.8%
9.2%
11.2%
12.2%
9.6%
10.3%
1Q13
2Q13
3Q13
4Q13
1Q14
2Q14
3Q14
4Q14
1Q15
2Q15
3Q15
4Q15
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17
1Q18
3 Accounts/NOR
Financial Cycle

Note: the calculation of financial cycle takes into account the proforma adjustment of Cost of Sales LTM and NOR LTM from acquisitions.

MANAGERIAL CASH FLOW

In order to better reflect the statement of managerial free cash flow, the Company took into account certain reclassifications as of 4Q17 and, for comparative purposes, recalculated the three previous quarters. The cash flow reclassifications include: (i) the segregation of the effect of the exchange rate variation on the non-realized debt; (ii) the segregation of the effect of appropriated and non-realized interest; (iii) the segregation of the effect of other non-cash financial liabilities, including gross debt; and (iv) the change in the method of segregation of financial effects in working capital accounts.

The generation of operating cash in 1Q18 totaled R$215 million, above the amount of R$264 million in cash used in the same period of last year, due to a better performance of the results in the period and the allocation of working capital. CAPEX investments totaled R$467 million, maintaining the same level as that of 1Q17. Accordingly, total cash from operations after CAPEX investments totaled R$253 million in 1Q18.

Also in 1Q18, the sale of non-strategic assets totaled R$20 million.

MANAGERIAL CASH FLOW

R$ million	1Q17	2Q17	3Q17	4Q17	2017	1Q18
EBITDA	**506**	**575**	**1,074**	**499**	**2,654**	**783**
Working Capital	**(738)**	**(319)**	**(459)**	**744**	**(772)**	**(340)**
Δ Accounts Receivable	*(50)*	*(346)*	*(322)*	*185*	*(533)*	*206*
Δ Inventories	*(24)*	*82*	*(14)*	*171*	*216*	*13*
Δ Suppliers	*(664)*	*(55)*	*(124)*	*387*	*(455)*	*(559)*
Others	**(32)**	**243**	**(13)**	**(216)**	**(18)**	**(228)**
Δ Taxes	*(192)*	*(10)*	*(167)*	*204*	*(165)*	*(143)*
Δ Provisions (Net of Payments)	*40*	*12*	*(49)*	*65*	*68*	*(77)*
Δ Salaries/Benefits	*75*	*66*	*115*	*(92)*	*164*	*(31)*
Δ Others	*45*	*175*	*88*	*(394)*	*(86)*	*23*
Cash Flow from Operating Activities	**(264)**	**500**	**602**	**1,027**	**1,864**	**215**
CAPEX	(481)	(457)	(369)	(310)	(1,617)	(467)
M&A and Sale of Assets	7	(523)	(247)	35	(729)	20
Cash Flow from Investing Activities	**(474)**	**(981)**	**(617)**	**(275)**	**(2,346)**	**(448)**
Cash Flow from Operations with Capex	**(745)**	**42**	**233**	**717**	**247**	**(253)**
Cash Financial Results	(498)	(205)	(358)	235	(827)	72
Interest Income	103	103	87	68	361	60
Interest Expenses	(435)	(286)	(256)	(393)	(1,369)	(162)
FX Variation on Cash and Cash Equivalents	(32)	156	(127)	97	93	25
Treasury Shares Disposals	-	-	510	-	510	-
Cash Flow from Financing Activities	**(862)**	**(232)**	**(144)**	**7**	**(1,231)**	**(5)**
Free Cash Flow	**(1,599)**	**(713)**	**(158)**	**758**	**(1,713)**	**(238)**
Dividends	-	-	-	-	-	-
New Debt/Amortizations	1,396	2,877	(276)	(3,300)	697	77
Cash Variations	**(203)**	**2,163**	**(434)**	**(2,542)**	**(1,016)**	**(160)**

MANAGERIAL CASH FLOW

R$ million	1Q17	2Q17	3Q17	4Q17	2017	1Q18
Cash and Cash Equivalents - Initial	**8,351**	**8,148**	**10,410**	**9,976**	**8,351**	**7,434**
Cash Variation	(203)	2,163	(434)	(2,542)	(1,016)	(160)
Banvit		99			99	-
Cash and Cash Equivalents - Final	**8,146**	**10,410**	**9,976**	**7,434**	**7,434**	**7,274**
Total Debt - Initial	**19,492**	**20,391**	**24,203**	**23,398**	**19,492**	**20,744**
New Debt / Amortization	1,396	2,877	(276)	(3,300)	697	77
FX Variation on Total Debt	(247)	615	(587)	560	341	82
Debt Interest and Derivatives	(250)	(68)	57	85	(176)	389
Banvit Gross Debt		389			389	-
Total Debt - Initial	**20,391**	**24,203**	**23,398**	**20,744**	**20,744**	**21,293**
Net Debt	**12,245**	**13,793**	**13,423**	**13,310**	**13,310**	**14,019**

Evolution of Quarterly Cash Generation (Operating Cash Flow – CAPEX) R$MM



975
844
414
562
(232)
113
778
748
(743)
42
231
717
(253)
1Q15
2Q15
3Q15
4Q15
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17
1Q18

INDEBTEDNESS

R$ Million	03.31.2018			12.31.2017	Δ %
Debt	**Current**	**Non-current**	**Total**	**Total**	
Local Currency	(6,245)	(3,220)	(9,465)	(9,343)	1.3%
Foreign Currency	(2,175)	(9,653)	(11,828)	(11,401)	3.7%
Gross Debt	**(8,421)**	**(12,872)**	**(21,293)**	**(20,744)**	**2.6%**
Cash Investments					
Local Currency	2,763	657	3,420	4,941	(30.8%)
Foreign Currency	3,717	137	3,854	2,493	54.6%
Total Cash Investments	6,480	794	7,274	7,434	(2.2%)
Net Debt	**(1,940)**	**(12,079)**	**(14,019)**	**(13,310)**	**5.3%**

Total Gross Indebtedness in the amount of R$21,293 million, as set forth above, includes total financial indebtedness, plus other financial liabilities, in the amount of R$529 million, according to Note 22 of the ITR as of and for the period ended March 31, 2018.

In 1Q18, the Company's net debt totaled R$14.0 billion, representing an increase of R$709 million compared to R$13.3 billion in 4Q17, due to: (i) the negative generation of free cash flow in the amount of R$238 million; and (ii) interest, exchange rate variation and mark-to-marked derivatives in the amount of R$471 million, which do not have a cash effect.

Net leverage, as the net debt to LTM Adjusted EBITDA ratio, was 4.44x in 1Q18, representing an improvement of 0.02x compared to 4Q17. The Company acknowledges that its current leverage level is well above that considered ideal in terms of capital structure and is endeavoring to reposition it at lower levels.

Finally, we do not have financial covenants related to our financial obligations.

INDEBTEDNESS


Evolution of Net Debt/EBITDA (and Adjusted EBITDA)
1.26
1.12
1.24
1.28
1.69
1.99
2.36
3.25
4.24
4.90
4.63
4.79
4.67
3.77
4.73
4.79
4.69
4.46
4.44
6,230
5,951
6,949
7,337
10,146
11,041
11,459
11,141
12,243
13,793
13,423
13,310
14,019
1Q15
2Q15
3Q15
4Q15
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17
1Q18
Net Debt
Net Debt/EBITDA
Net Debt/EBITDA (Adjusted)

Note: the net leverage in June 2017 excluded 40% of the net debt of Banvit and included the pro forma LTM EBITDA considering Banvit.


Quarterly Net Debt Variation (R$ Million)
Cash from Operating Activities = R$215 MM
11,310
783
568
467
20
72
60
25
633
14,019
Net Debt 4Q17
EBTIDA
WK + Others
Capex
M&A
Cash Financial Results
Interest Income
FX Variation on Cash and Cash Equivalents
FX Variation on Interests + Derivatives
Net Debt 1Q18

Slaughtering and Production

Production	1Q18	1Q17	Var y/y	4Q17	Var q/q
Poultry Slaughter (Million Heads)	417	436	(4.3%)	396	5.2%
Hog Slaughter (Thousand Heads)	2,470	2,387	3.5%	2,410	2.5%
Cattle Slaughter (Thousand Heads)	39	38	1.3%	36	7.3%
Production (Thousand Tons)	**1,404**	**1,441**	**(2.5%)**	**1,444**	**(2.8%)**
Meats	965	997	(3.2%)	964	0.0%
Other Processed Products	440	444	(0.9%)	480	(8.4%)
Feed and Premix (Thousand Tons)	2.574	2.642	(2.6%)	2.576	(0.1%)

In 1Q18, the production of meat decreased by 2.5% y/y, due to the need to adapt the production plan, as a result of the adjustments to meet demand.

Relationship with Independent Auditors

Pursuant to CVM Instruction No. 381, dated January 14, 2003, the Company informs that its policy of engagement of services unrelated to external audit is based on principles that protect auditor's independence.

Pursuant to CVM Instruction No. 381/03, in the period ended March 31, 2018, KPMG Auditores Independentes was engaged to provide services unrelated to external audit (support on the preparation of applications for tax refund in Europe), constituting approximately 41.7% of consolidated value of fees related to external audit for BRF and its subsidiaries. KPMG Auditores Independentes informed us that the services provided did not affected its independence and objectivity, due to the definition of scope and procedures executed.

Pursuant to CVM Instruction No. 480/09, the Company's management represents that, at a meeting held on May 10, 2018, it discussed, reviewed and agreed with the information included in the independent auditor's review report about the financial information for 1Q18.

Disclaimer

The representations included in this report concerning prospective businesses of the Company, projections and results, and the Company's potential growth are mere forecasts based on the expectations of management with regards to the future of the Company. These expectations rely heavily on market changes and the general economic performance of the country, industry, and international market, and are therefore subject to change.

P&L

Financial Statement - R$ Million	1Q18	1Q17	Var y/y	4Q17	Var q/q
Net Operating Revenues	**8,203**	**7,809**	**5.0%**	**8,901**	**(7.8%)**
Cost of Sales	(6,666)	(6.434)	3.6%	(7,081)	(5.9%)
% of the NOR	*(81.3%)*	*(82.4%)*	*1.1 p.p.*	*(79.6%)*	*(1.7) p.p.*
Gross Profit	**1,537**	**1,376**	**11.7%**	**1,820**	**(15.6%)**
% of the NOR	*18.7%*	*17.6%*	*1.1 p.p.*	*20.4%*	*(1.7) p.p.*
Operating Expenses	**(1,267)**	**(1,217)**	**4.1%**	**(1,507)**	**(15.9%)**
% of the NOR	*(15.4%)*	*(15.6%)*	*0.1 p.p.*	*(16.9%)*	*1.5 p.p.*
Selling Expenses	**(1,134)**	**(1,087)**	**4.3%**	**(1,358)**	**(16.5%)**
% of the NOR	*(13.8%)*	*(13.9%)*	*0.1 p.p.*	*(15.3%)*	*1.4 p.p.*
Fixed	(724)	(735)	(1.5%)	(923)	(21.5%)
Variable	(410)	(352)	16.6%	(435)	(5.8%)
General and Administrative Expenses	**(133)**	**(130)**	**2.2%**	**(149)**	**(10.7%)**
% of the NOR	*(1.6%)*	*(1.7%)*	*0.0 p.p.*	*(1.7%)*	*0.1 p.p.*
Honorary of our Administrators	(7)	(7)	4.2%	(11)	(32.2%)
% of the NOR	*(0.1%)*	*(0.1%)*	*0.0 p.p.*	*(0.1%)*	*0.0 p.p.*
General and Administrative	(126)	(123)	2.1%	(138)	(9.0%)
% of the NOR	*(1.5%)*	*(1.6%)*	*0.0 p.p.*	*(1.6%)*	*0.0 p.p.*
Operating Income	**269**	**159**	**69.6%**	**313**	**(13.9%)**
% of the NOR	*3.3%*	*2.0%*	*1.2 p.p.*	*3.5%*	*(0.2) p.p.*
Other Operating Results	**21**	**(98)**	**n.m.**	**(318)**	**n.m.**
Equity Income	**6**	**8**	**(26.8%)**	**6**	**(2.0%)**
EBIT	**296**	**68**	**333.4%**	**0**	**n.m.**
% of the NOR	*3.6%*	*0.9%*	*2.7p.p.*	*0.0%*	*3.6 p.p.*
Net Financial Income	**517**	**413**	**25.3%**	**623**	**(17.1%)**
Income before Taxes	**(221)**	**(344)**	**(35.8%)**	**(623)**	**(64.5%)**
% of the NOR	*(2.7%)*	*(4.4%)*	*1.7 p.p.*	*(7.0%)*	*4.3 p.p.*
Income Tax and Social Contribution	**(107)**	**(59)**	**83.3%**	**161**	**n.m.**
% of Income before Taxes	*48.6%*	*17.0%*	*31.5 p.p.*	*(25.9%)*	*74.4 p.p.*
Consolidated Net Income	**(114)**	**(286)**	**(60.2%)**	**(784)**	**(85.5%)**
% of the NOR	*(1.4%)*	*(3.7%)*	*2.3 p.p.*	*(8.8%)*	*7.4 p.p.*
Non controlling Shareholders	**11**	**(4)**	**n.m.**	**22**	**(53.1%)**
EBITDA	**783**	**506**	**54.8%**	**499**	**56.7%**
% of the NOR	*9.5%*	*6.5%*	*3.1 p.p.*	*5.6%*	*3.9 p.p.*
Adjusted EBITDA	**802**	**570**	**40.7%**	**645**	**24.3%**
% of the NOR	*9.8%*	*7.3%*	*2.5 p.p.*	*7.2%*	*2.5 p.p.*

BALANCE SHEET

Balance Sheet - R$ Million	03.31.18	03.31.17	12.31.17
Assets			
Current Assets			
Cash and Cash Equivalents	5,516	6,307	6,011
Financial Investments	391	526	228
Accounts Receivable	3,757	3,147	3,919
Recoverable Taxes	1,281	1,256	1,228
Dividends/Interest on shareholders' equity receivable	-	-	6
Securities Receivable	110	168	113
Inventories	4,949	4,919	4,948
Biological Assets	1,490	1,541	1,510
Other Financial Assets	137	200	91
Other Receivables	630	464	716
Anticipated expenses	252	152	245
Restricted Cash	437	215	128
Non-Current Assets held to sale and discontinued operation	43	42	42
Total Current Assets	**18,993**	**18,938**	**19,186**
Non-Current Assets			
Long-term assets	**6,652**	**6,005**	**6,587**
Cash Investments	375	457	569
Accounts Receivable	6	11	6
Judicial Deposits	689	740	689
Biological Assets	977	930	904
Securities Receivable	113	137	116
Recoverable Taxes	2,478	1,609	2,438
Deferred Taxes	1,513	1,547	1,369
Restricted Cash	419	443	408
Other Receivables	83	130	87
Permanent Assets	**19,352**	**18,428**	**19,456**
Investments	76	67	68
Property, Plant and Equipment	12,057	11,767	12,191
Intangible	7,219	6,594	7,198
Total Non-Current Assets	**26,005**	**24,433**	**26,043**
Total Assets	**44,998**	**43,371**	**45,228**

BALANCE SHEET

Balance Sheet - R$ Million	03.31.18	03.31.17	12.31.17
Liabilities and Equity			
Current Liabilities			
Loans and Financing	7,891	3,603	5,031
Suppliers	6,055	5,513	6,445
Supply Chain Risk	664	1,010	715
Payroll and Mandatory Social Charges	707	668	669
Taxes Payable	432	328	426
Dividends/Interest on Shareholders' Equity	2	3	2
Management and Staff Profit Sharing	9	2	96
Other Financial Liabilities	529	376	299
Provisions	570	286	536
Employee Pension Plan	85	77	85
Other Liabilities	608	466	603
Total Current Liabilities	**17,553**	**12,333**	**14,908**
Non-Current Liabilities			
Loans and Financing	12,872	16,411	15,413
Suppliers	202	152	197
Taxes and Social Charges Payable	169	15	171
Provision for Tax, Civil and Labor Contingencies	1,023	1,167	1,237
Deferred Taxes	164	417	155
Employee Pension Plan	321	264	310
Other Liabilities	1,080	688	1,125
Total Non-Current Liabilities	**15,832**	**19,114**	**18,608**
Total Liabilities	**33,386**	**31,448**	**33,516**
Shareholders' Equity			
Capital Stock	12,460	12,460	12,460
Capital Reserves	115	52	115
Profit Reserves	101	1,351	101
Other Related Results	(1,389)	(1,317)	(1,405)
Retained Profits	(140)	(281)	-
Treasury Shares	(71)	(722)	(71)
Non-Controling Shareholders	536	381	513
Total Shareholders' Equity	**11,612**	**11,923**	**11,713**
Total Liabilities and Shareholders	**44,998**	**43,371**	**45,228**